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FOR IMMEDIATE RELEASE

Contact:  Richard D. Sewell
          Treasurer
          (405)529-8674
          Dobson Communications Corporation


          DOBSON COMMUNICATIONS ANNOUNCES PREFERRED STOCK DIVIDEND

          OKLAHOMA CITY - March 29, 2000 - Dobson Communications Corporation (NASDAQ:DCEL) today declared an in-kind dividend on its outstanding 12 1/4% Senior Exchangeable Preferred Stock. The dividend will be payable on April 15, 2000 to holders of record at the close of business on April 1, 2000.

          Holders of shares of 12 1/4% Senior Exchangeable Preferred Stock will receive 0.03105 additional shares of 12 1/4% Senior Exchangeable Preferred Stock for each share held on the record date. The dividend covers the period January 15, 2000 through April 14, 2000. The dividends have an annual rate of 12 1/4% on the $1,000 per share liquidation preference value of the preferred stock.

          Dobson provides rural cellular telephone services and is headquartered in Oklahoma City, Oklahoma. Through its subsidiaries, Dobson owns or manages cellular operations in 18 states located throughout the United States and covers a population base of 8.8 million proportionate pops. Dobson Communications may be found on the World Wide Web at http://www.dobson.net.